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                                                                    EXHIBIT 2.10


                        CONTRACT MANUFACTURING AGREEMENT



                  This Contract Manufacturing Agreement (this "Agreement") is made as of March ____, 2000 by and between Mommers Print Service BV, a company duly incorporated and existing under the laws of the Netherlands ("Mommers"), and Viasystems Sweden AB, a company organized under the laws of Sweden ("Norrkoping").


                                    RECITALS:

                  WHEREAS, Mommers is engaged in the business of designing, developing, manufacturing, selling and providing product support for complex multi-layered printed circuit boards and backpanels (the "Products") and selling to various customers such Products;

                  WHEREAS, Norrkoping is engaged in the business of manufacturing printed circuit boards and backpanels, including innerlayers and has adequate production capacity and is technically capable of manufacturing the Products;

                  WHEREAS, Mommers and Norrkoping desire to enter into an arrangement pursuant to which Norrkoping would provide Manufacturing Services (as defined) to Mommers on the terms and subject to the conditions set forth herein; and

                  WHEREAS, Norrkoping desires to grant Mommers an option to purchase certain assets used by it in the manufacturing of the Products.

                  NOW THEREFORE, the parties hereto agree as follows:

                          I. MANUFACTURING OBLIGATIONS

                  1.1. Manufacturing Services. Subject to the terms and conditions set forth in this Agreement, Norrkoping agrees to provide all services related to the manufacturing of the Products (the "Manufacturing Services") and Mommers agrees to accept the Manufacturing Services for Products meeting Mommers' Specifications (as defined), in such quantities as determined under Section 1.2 hereof. For purpose of this Agreement the term "Mommers' Specifications" means and includes any and all designs, drawings, blueprints, formulations, models, specifications, manufacturing data, techniques, processes, procedures, performance data, know-how and other technical information relating to the design, manufacture and/or operation of the Products, which are provided by Mommers to Norrkoping for the purpose of manufacturing Products pursuant to this Agreement.

                  1.2. Required Services Forecast. Ten days prior to the first date of each calendar month, or as otherwise agree by the parties hereto, Mommers shall prepare and submit to Norrkoping a forecast of the Manufacturing Services which



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Mommers reasonably expects will be required during each month (the "Services
Forecast").

                  1.3. Independent Contractors. The relationship of Mommers and Norrkoping established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking; (iii) constitute Norrkoping to be an agent or retailer within the meaning of the applicable law; (iv) prevent Norrkoping from entering into any other business; or (v) allow Norrkoping to create or assume obligations on behalf of Mommers except as provided herein. All financial and other obligations associated with Norrkoping's business are the sole responsibility of Norrkoping except as provided herein.

                   II. PROCESSING AND MANUFACTURE OF PRODUCTS

                  2.1. Products Specifications. Mommers will provide to Norrkoping copies of all data and documents embodying Specifications required to permit Norrkoping to manufacture the Products. Mommers' Specifications will include any data, know-how and other technical information concerning manufacturing procedures that have been used by Mommers or its representatives to manufacture the Products. If Mommers' Specifications are improved, enhanced or otherwise revised by Mommers during the term of this Agreement, Mommers shall promptly provide Norrkoping a data package which will include all such revised Mommers' Specifications. Thereafter, Norrkoping will utilize all such revised Mommers' Specifications in the manufacture of Products.

                  2.2. Sourcing of Materials. Mommers shall approve all materials to be used by Norrkoping to manufacture the Products.

                  2.3. Production. Norrkoping will utilize manufacturing processes or production methods approved by Mommers. Norrkoping will employ proper equipment, machinery and production methods to ensure that the Products will at all times meet Mommers' Specifications. All rights related to any production method developed by Norrkoping in furtherance of this Agreement shall be the sole and exclusive property of Mommers.

                  2.4. Monitoring of Production. Mommers (or its representatives) shall have the right to (a) examine Norrkoping's purchasing records to determine whether materials acquired for use in the Products have been purchased from approved vendors; (b) inspect work in progress to determine the adequacy of production methods and equipment employed by Norrkoping; and (c) conduct spot inspections of finished Products to verify that the Products have been manufactured in accordance with the Product Specifications. All representatives of Mommers



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conducting such inspections shall comply with all applicable safety and security rules of Norrkoping.

                  2.5. Testing. The finished Products will be tested by or on behalf of Mommers in accordance with procedures established by the parties from time to time.

                        III. ORDER PROCEDURE AND SHIPMENT

                  3.1. Manufacturing Service Orders. All orders for Manufacturing Services placed by Mommers for the manufacture of Products hereunder will identify and specify the quantity of Products being ordered and will contain other detailed instructions including appropriate labeling instructions and the desired date of delivery. Norrkoping will acknowledge the receipt of and accept Mommers' Manufacturing Services orders within ten calendar days of receipt, or as otherwise agreed by the parties hereto. Mommers acknowledges that Norrkoping is producing Products solely at the order and direction of Mommers, and that therefore all purchase orders shall be noncancellable after either acceptance or if not disapproved within 10 calendar days of receipt, or as otherwise agreed by the parties hereto.

                  3.2. Delivery Schedule and Inventory. Norrkoping shall use its best efforts to fill all Manufacturing Services orders of Mommers in accordance with the delivery schedule contained therein.

                  3.3. Shipment. Norrkoping will ship the Products in accordance with Mommers' instructions. All freight and insurance charges and other costs, expenses, fees, duties, imports, value added taxes and charges of whatever kind or nature arising from shipment of the Products to the destination specified by Mommers will be for Mommers' sole account.

                        IV. PAYMENT OBLIGATION OF MOMMERS

                  4.1. Manufacturing Services. During the term of this Agreement, the price for the Manufacturing Services shall be based upon Mommers' direct cost to manufacture such Product for which such Manufacturing Services are contracted for at Mommers' Echt facility. During the term of this Agreement, Mommers shall submit to Norrkoping a complete breakdown of its direct cost associated with the manufacture of any Product for which Mommers is contracting for Manufacturing Services. The price of such Manufacturing Services shall be increased or decreased, as the case may be and from time to time, to reflect changes in the cost of raw materials, labor rates, utility rates and any other component of direct manufacturing cost at Mommers' Echt facility.

                  4.2. Payment Terms. All amounts invoiced and payable under this Agreement shall be paid in U.S. dollars and all amounts shall be due and payable by wire transfer of immediately available funds in sixty 60 days from the date of shipment



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of the Product for which Manufacturing Services have been provided. Interests shall incur on all past due amounts at the rate of twelve percent (12%) per annum.

                  4.3. Reporting. At all times during the term of this Agreement, Norrkoping will maintain at its principal place of business full, complete and accurate books of account and records with regard to its activities under this Agreement. Upon reasonable notice, Norrkoping will grant Mommers access during regular business hours to Norrkoping's books and records in order for Mommers to verify, at its own expense, Norrkoping's compliance with its obligations under this Agreement.

                          V. WARRANTIES AND LIABILITIES

                  5.1. Warranties. Norrkoping expressly warrants to Mommers and to purchasers of Mommers' Products that the Manufacturing Services and the Products will conform to the applicable Mommers' Specifications. Norrkoping shall indemnify and hold Mommers harmless from any and all liability, consequential or otherwise, incurred by Mommers due to any defective Product supplied by Norrkoping.

                  5.2. Insurance of Norrkoping. Norrkoping will obtain and maintain during the term of this Agreement, in addition to insurance in such amounts as is customary for companies in the same or similar business located in the same or similar area, a policy of general liability insurance for companies and entrepreneurs in an amount of at least U.S. $2,500,000. Norrkoping shall use its best efforts to procure a waiver of subrogation in each policy of insurance obtained by Norrkoping in favor of Mommers, its affiliates, joint venture participants, and their respective officers and directors, and shall provide Mommers with ten days prior written notice of material changes, cancellations or renewals. Subject to the other provisions of this Agreement, Norrkoping covenants that during the term of this Agreement, it will at all times by properly insured in accordance with applicable law.

                            VI. INTELLECTUAL PROPERTY

                  6.1. Intellectual Property. (a) All trademarks, know-how and other property (whether tangible or intangible) made available to Norrkoping by or on behalf of Mommers during the term of this Agreement, is and will at all times remain the property of Mommers and will be returned to Mommers immediately upon termination of this Agreement or upon the earlier request of Mommers. All intellectual property which has arisen in the exercise of Norrkoping's duties will be the property of Mommers. Norrkoping is bound by subscription to render to the official conveyance of any intellectual property to Mommers if indispensable, also after termination of this Agreement. The essential costs are for the account of Mommers.

                  (b) Norrkoping will not incorporate anything in the Manufacturing Services which involves the use of a trade secret, patent, copyright or other intellectual



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property right of a third party under which Mommers has no license rights or any other right of use.

                  6.2. Intellectual Property Indemnification. (a) Except as provided in this Section 6.2, Mommers shall defend, indemnify and hold harmless Norrkoping from and against any and all claims, demands, suits or proceedings made or brought against Norrkoping, and shall reimburse Norrkoping for any and all liabilities, judgments, damages, costs or expenses payable by Norrkoping to the party bringing such action together with reasonable attorneys' fees relating thereto, as a result of any infringement of any third party patent by the Products, unless these claims, demands, suits or proceedings are caused by gross negligence or willful misconduct.

                  (b) Mommers will be relieved of its obligations under Section 6.2.(a) unless Norrkoping notifies Mommers promptly in writing of and gives Mommers the exclusive authority to defend or settle such claim, demand, suit or proceeding, and gives Mommers proper and full information and assistance to settle or defend any such claim, demand, suit or proceeding. If the Products, or any part thereof, are, or in the opinion of Norrkoping become, the subject of any claim, demand, suit or proceeding for infringement of any third party patent or copyright, or if it is adjudicatively determined that the Products, or any part thereof, infringes any third party patent or copyright then Norrkoping may, at its option and expense either (i) procure for Norrkoping the right under such third party patent or copyright to sell or use, as appropriate, the products; or
(ii) replace or modify the Products or parts thereof, with other suitable and reasonable equivalent technology or parts so that the Products become non-infringing.

                  (c) Notwithstanding the provisions of Sections 6.2.(a) and 6.2.(b) hereof, Mommers assumes no liability for any claim arising from the use of the Products in combination with other equipment or technology not provided by Mommers, or any claim arising from the use of any Norrkoping process or other technology if the claim would not have occurred but for such combination of process or other technology.

                  (d) Norrkoping will require any subcontractor who provides personnel or services to agree to the same rights and protection for Mommers that Norrkoping is required to provide herein.

                          VII. CONFIDENTIAL INFORMATION

                  7.1. Confidential Information. Each party and its affiliates, employees, officers and directors will treat as confidential all Confidential Information (as defined) of the other party, will not use such Confidential Information except as expressly set forth herein or otherwise authorized in writing, will implement reasonable procedures to prohibit the disclosure, unauthorized duplication, misuse or removal of the other party's Confidential Information and will not disclose such Confidential Information to any third party except as may be necessary and required in connection



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with the rights and obligations of such party under this Agreement, and subject to confidentiality obligations at least as protective as those set forth herein. Without limiting the foregoing, each of the parties will use at least the same procedures and degree of care which it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event less than reasonable care. Furthermore, Norrkoping shall use its best efforts to prohibit its employees, officers and directors from using any Confidential Information or other know-how developed during their employment with Norrkoping for a period of two years after termination of employment with Norrkoping. As used in this Agreement, the term "Confidential Information" shall mean any information disclosed by one party to the other pursuant to this Agreement, which is in written, graphic, machine readable or other tangible form and is marked "Confidential", "Proprietary" or in some other manner to indicate its confidential nature. Confidential Information may also include oral information disclosed by one party to the other pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and reduced to a written summary by the disclosing party, within thirty days after its oral disclosure, which is marked in a manner to indicate its confidential nature and delivered to the receiving party.

                              VII. GRANT OF OPTION

                  8.1 Option Grant. Norrkoping hereby grants to Mommers the right and option (the "Option") to purchase all of the right, title and interest of Norrkoping, its successors and assigns, in and to the assets utilized by Norrkoping in the manufacture of the Products (the "Norrkoping Assets") at a purchase price equal to the book value of Norrkoping Assets on the date of exercise as they would appear on the balance sheet of Norrkoping prepared in accordance with generally accepted accounting principles.

                  8.2 Time and Manner of Exercise of Option. The Option may be exercised by Mommers at any time following the date of this Agreement and on or prior to the second anniversary of the date of this Agreement. The Option shall be exercised by Mommers by delivering to Norrkoping written notice of exercise of such Option. Upon the exercise of such Option, Norrkoping and Mommers shall, as soon as practicable but in no event no later than 10 business days following written notice of such exercise, enter into an asset purchase agreement or other transfer documents relating to the Norrkoping Assets in form and substance mutually agreeable to the parties and consummate the purchase and sale of the Norrkoping Assets as soon as practicable thereafter.

                            IX. TERM AND TERMINATION

                  9.1. Term. This Agreement is a three year contract and commences on the date hereof.



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                  9.2. Termination. During the term of this Agreement, either party may terminate this Agreement at any time, without cause, upon two (2) week's written notice. Either party may terminate this Agreement at any time without notice and with immediate effect in the event (a) of bankruptcy of the other party hereto, in case of official moratorium or liquidation of the other party, and in case of attachment maintained for at least one month in respect of substantial debts of the other party; (b) the other party hereto becomes insolvent or unable to pay its debts as they mature or case to pay its debts as they mature in the ordinary course of business or makes an assignment for the benefit of its creditors; (c) a receiver is appointed for the other party hereto or its property; and (d) the other party hereto fails to perform any material obligations.

                  9.3. Obligations on Termination. If this Agreement is terminated as provided in Section 9.2, Norrkoping shall (a) deliver all Products in its storage or possession, to any location designated by Mommers; (b) deliver to Mommers all records, reports and materials pertaining to Norrkoping's performance of its obligations under this Agreement; (c) execute all documents necessary to enable Mommers to carry out its obligations to customers and shall cooperate fully in making the necessary transitions; (d) cooperate with Mommers in the preparation of a final accounting, and the balance thereof will be paid within 60 days by the appropriate party; and (e) cease using Mommers' trademark or trade names and shall change the registration thereof in any other trademarks or trade names not confusing similar those of Mommers.

                  9.4. Survival Provisions. Notwithstanding anything in this Agreement to the contrary, the provisions of Articles 6, 7 and 8 shall survive the termination of this Agreement for any reason.

                         X. CONSEQUENCES OF TERMINATION

                  10.1. Termination of Product Manufacturing. Upon termination of this Agreement for any reason, Norrkoping shall immediately terminate production of the Products and all use of Mommers' Specifications and the Intellectual Property Rights.

                  10.2. Confidential Information. Upon the termination of this Agreement for any reason, Norrkoping shall, at the request of Mommers, promptly return to Mommers or its designated representatives or otherwise dispose of as Mommers may instruct all materials that contain Confidential Information in written, recorded or other tangible form (other than correspondence between Mommers and Norrkoping) which Norrkoping may have in its possession, custody or under its direct or indirect control.

                  10.3. Outstanding Payments. The termination of this Agreement shall not release Mommers from its obligation to pay any sums then owing to Norrkoping or



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from the obligation to perform any other duty or to discharge any other liability that has been incurred prior thereto. Subject to the foregoing, however neither party shall by reason of the expiration or termination of this Agreement be liable to the other for compensation or damages on account of the loss of present or prospective profits on sales or anticipated sales, or expenditures, investments or commitments made in connection therewith. Norrkoping hereby waives all right to compensation which Norrkoping might otherwise be entitled to receive under applicable law upon expiration or termination of this Agreement.

                  10.4. Employment Contracts. In the event that compensation, damages, or other award is granted under applicable law to the employees or other personnel of Norrkoping upon expiration or termination of this Agreement, Norrkoping shall be fully liable for all such compensation required to be paid. Norrkoping shall give immediate notice to Mommers of any proceedings in connection with such claims and shall comply with all reasonable instructions issued by Mommers in connection therewith. Notwithstanding the foregoing, Mommers shall not be liable to make contribution to the payment of any compensation required to be paid as a result of any termination of this Agreement which is attributable to Norrkoping.

                  10.5. General Effects. Notwithstanding the termination of this Agreement, Norrkoping shall continue to abide by the terms of its obligations under Articles 6, 7, 8, 9 and 10 herein.

                             XI. GENERAL PROVISIONS

                  11.1. General Compliance. Each party will at all times and at its own expense (a) strictly comply with all applicable laws, rules, regulations and governmental orders, now or hereafter in effect, relating to its performance of this Agreement; (b) pay all fees and other charges required by such laws, rules, regulations and orders; and (c) maintain in full force and effect all licenses, permits, authorizations, registrations and qualifications from all applicable governmental departments and agencies to the extent necessary to perform its obligations hereunder.

                  11.2. Publicity Release. Norrkoping will not use the name of Mommers or any subsidiary or division thereof, in advertising or promotion material or publicity releases relating to the Manufacturing Services to be performed by Norrkoping or the results thereof without the prior written consent of Mommers.

                  11.3. Title. All documents, drawings, specifications and other such pertinent papers prepared by Norrkoping in pursuance of this Agreement shall become the sole property of Mommers and may be used by Mommers without accounting therefore to Norrkoping. If requested, Norrkoping will provide one copy of design calculations for the Manufacturing Services.



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                  11.4. Governing Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the laws of the Netherlands.

                  11.5. Force Majeure. Neither party shall be liable to the other for its failure to perform any of its obligations hereunder during any period in which such performance is delayed by circumstances beyond its reasonable control including, but not limited to, fire, flood, war, embargo, strike, riot, inability to secure materials and transportation facilities, or the intervention of any governmental authority. If such delaying cause shall continue for more than 60 calendar days, the party injured by the inability of the other to perform shall have the right upon written notice to terminate this Agreement pursuant to Section 9.2.

                  11.6. Assignment. Neither party may assign or delegate this Agreement or any of its licenses, rights or duties under this Agreement without the prior written consent of the other except either party may assign this Agreement to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets, and which has assumed in writing or by operation of law its obligations under this Agreement. Norrkoping shall be entitled to subcontract Manufacturing Services to parties approved by Mommers.

                  11.7. Approvals and Authority. Each party represents that all corporate action necessary for the authorization, execution and delivery of this Agreement by such party and their performance of its obligations hereunder has been taken. Norrkoping represents and warrants that no consent or approval of any governmental authority in the Netherlands is required in connection with the valid execution and performance of this Agreement. Norrkoping will be responsible for timely filing of this Agreement with any Netherlands government commissions or agencies.

                  11.8. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand, messenger or by telecommunication to the address specified below:



                       (a) if to Mommers to:

                           c/o Viasystems Group, Inc.
                           101 South Hanley Road
                           St. Louis, Missouri 63105
                           Attn: Joseph S. Catanzaro




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                       (b) if to Norrkoping to:

                           c/o European PCB Group (Cayman Islands) Ltd.
                           101 South Hanley Road
                           St. Louis, Missouri 63105
                           Attn: David J. Webster

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

                  11.9. Partial Invalidity. If any paragraph, provision, or clause thereof in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable and the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering into this Agreement.

                  11.10. Counterparts. The Agreement may be executed in two or more counterparts, all of which, taken together, shall be regarded as one and the same instrument.

                  11.11. Modification. No alteration, amendment, waiver, cancellation or any other change in any term or condition of this Agreement shall be valid or binding on either party unless the same shall have been agreed to in writing by both parties.

                  11.12. Waiver. The failure of either party to enforce at any time the provisions of this Agreement, or the failure to require at any time performance by the other party of any of the provisions of this Agreement, shall in no way be constituted to be a present or future waiver of such provisions, nor in any way affect the validity of either party to enforce each and every such provision.

                  11.13. Severability of Covenants. Any covenant, term, agreement, provision or condition of this Agreement, which in any way contravene the applicable laws, rules or regulations of any jurisdiction in which the parties to this Agreement are located, shall be deemed severable and of no force or effect and shall not affect the validity of any other covenant, term, agreement, proviso or condition of this Agreement.

                  11.14. Headings. Titles and headings to Sections herein are inserted for convenience of reference only, and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

                  11.15. Entirety of Agreement. The preceding Articles contain the entire understanding of the parties hereto. All previous proposals and communications relative to the Manufacturing Services, whether oral or written, are hereby superseded,



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except to the extent they have been expressly incorporated into this Agreement.
No contrary or additional terms or conditions shall apply notwithstanding any oral or written statement by Norrkoping, including any invoice, statement, sales order or other document describing the delivery of Manufacturing Services, unless agreed to by Mommers in writing.

                  11.16. Further Assurances. From time to time, as and when requested by either party hereto, the other party will execute and deliver, or cause to be executed and delivered all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

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                  IN WITNESS WHEREOF, the parties have hereunto executed this
Agreement on the date first hereinbefore written.

                                        MOMMERS PRINT SERVICE BV



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------


                                        VIASYSTEMS SWEDEN AB



                                        By:
                                           ------------------------------------
                                        Name:
                                             ----------------------------------
                                        Title:
                                              ---------------------------------



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